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                                                          EXHIBIT 3(i).4



                                ARTICLES OF AMENDMENT
                                        TO THE
                    AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                          OF
                              RECYCLING INDUSTRIES, INC.

                                ---------------------

             DESIGNATION OF PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS
                                        OF THE
             SERIES H 6% SECURED REDEEMABLE CONVERTIBLE PREFERRED STOCK
                            PURSUANT TO SECTION 7-106-102
                                        OF THE
                          COLORADO BUSINESS CORPORATION ACT
                                ---------------------


    Recycling Industries, Inc., a corporation organized and existing under the laws of the State of Colorado (the "Company"), DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Company on November 17, 1997:

    RESOLVED, that the Board of Directors, pursuant to the authority vested in it by the provisions of the Company's Amended and Restated Articles of Incorporation, hereby establishes a series of preferred stock, consisting of 12,000 shares, which shall be designated as the "Series H 6% Secured Redeemable Convertible Preferred Stock," and shall have the powers, preferences, rights, qualifications, limitations and restrictions as set forth in Exhibit A attached hereto.

    IN WITNESS WHEREOF, the undersigned hereby acknowledges under penalty of perjury that the execution of this instrument is the Company's act and deed.

                                  RECYCLING INDUSTRIES, INC.


December 4, 1997                  By /s/ BRIAN L. KLEMSZ
                                    ----------------------------
                                    Brian L. Klemsz, Chief
                                    Financial Officer



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                                                                       EXHIBIT A

             DESIGNATION OF PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS
                                        OF THE
              SERIES H 6% SECURED REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                          OF
                              RECYCLING INDUSTRIES, INC.



    1. DESIGNATION AND AMOUNT. The distinctive designation of such series is "Secured Redeemable Convertible Preferred Stock, Series H, without par value" (the "Series H Preferred Stock") of Recycling Industries, Inc., a Colorado corporation (the "Company") and the number of shares constituting this series shall be 12,000.

    2. DIVIDEND RIGHTS. The holders of the Series H Preferred Stock shall be entitled to a 6% per annum dividend which shall be paid in cash on each anniversary of the series issue, to the extent not previously paid.

    3.   RANKING.  Except to the extent of the security interest provided in
Section 8, below (the "Series H Security Interest"), the Series H Preferred Stock shall rank PARI PASSU to all other series or classes of the Company's preferred stock issued as part of the consideration paid by the Company to acquire the assets or voting securities of another entity, either now existing or established by the Company while any shares of Series H Preferred Stock are outstanding (collectively "Parity Securities"), and senior to the Company's outstanding Series D 8% Convertible Preferred Stock.

    4. LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of the Series H Preferred Stock shall be entitled to be paid, first to the extent of the Series H Security Interest and then out of assets the other assets of the Company available for distribution, $500 per share, being the liquidation preference per share, plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up) before any distribution is made on the Company's common stock, $.001 par value per share (the "Common Stock") or any series or class of preferred stock ranking junior to the Series H Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable to with respect to the Series H Preferred Stock, after all amounts have been paid with respect to the Series H Security Interest, and all other Parity Securities are not paid in full, the holders of the Series H Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference of all Parity Securities and the remaining liquidation preference with respect to the Series H Preferred


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Stock after all amounts have been paid with respect to the Series H Security
Interest, and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends, including the amount of the Series H Security Interest, to which they are entitled, the holders of shares of Series H Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a liquidation, dissolution or winding-up of the Company

    5. VOTING RIGHTS. The holders of outstanding shares of Series H Preferred Stock shall not be entitled to vote on any matters submitted to the shareholders of the Company except as otherwise required by law, in which case every holder of Series H Preferred stock shall be entitled to one vote for each such share.

    6. CONVERSION OF THE SERIES H PREFERRED STOCK. All outstanding shares of Series H Preferred Stock shall be convertible into Common Stock under the following terms:

         (i) MANDATORY CONVERSION. If not earlier redeemed by the Company, all outstanding shares of Series H Preferred Stock, valued at $6,000,000, shall automatically and without any further action on the part of the owner and holder thereof, convert, at the office of the Company or any transfer agent for the Series H Preferred Stock, on the third anniversary of the date of original issuance thereof into that number of shares of the Company's Common Stock whose average Market Price for the ten trading days immediately preceding the date of conversion is equivalent to $6,000,000, plus accumulated and unpaid dividends to the date of conversion. For purposes of this Section 6, "Market Price" means the closing price for the Common Stock if it is listed on a national securities exchange or the Nasdaq National Market System or the average of the last reported bid and asked price for the Common Stock as reported on the Nasdaq SmallCap Market System or on the electronic bulletin board or, if none, the National Quotation Bureau, Inc.'s "Pink Sheets."

    The Company shall within five business days of receipt of the original certificates or certificates representing the shares of Series H Preferred Stock to be converted, issue and deliver or cause to be issued and delivered to such holder of Series H Preferred Stock, or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

         (ii) OPTIONAL CONVERSION. Pursuant to Section 5(a)(ii) of the Environmental Escrow Agreements by and among Recycling Industries of Greensboro, Inc., the Company, Inc., United Metals Recyclers, Brenner Companies, Inc. and Levin Brothers, Inc., upon written notice to the holders of the Series H Preferred Stock as provided in the following paragraph, the Company shall have the option at any time and from time to time to convert, at the office of the Company or any transfer agent for the Series H Preferred Stock, any share of Series H


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Preferred Stock into that number of shares of the Company's Common Stock whose average Market Price for the ten trading days immediately preceding the date of conversion is equivalent to $500 plus accumulated and unpaid dividends to the date of conversion up to an aggregate amount for all shares converted pursuant to this Section 6(b) of $500,000 exclusive of any accumulated and unpaid dividends to the date of conversion. The Company shall not convert any fractional shares of Series H Preferred Stock.

    To exercise its right of optional conversion, not less than ten business days prior to the date of conversion (the "Optional Conversion Date"), the Company shall give written notice to the holders of the Series H Preferred Stock setting forth the number of shares to be converted (the "Conversion Amount") and the Optional Conversion Date. Upon receipt of such notice, the holders of the Series H Preferred Stock who desire to convert their shares shall tender such shares to the Company on or before the Optional Conversion Date. If the Company does not receive that number of shares of Series H Preferred Stock that equals or exceed the Conversion Amount, the Company shall convert all shares received on or prior to the Conversion Date and with respect to the shortfall, shall have the right, exercisable in its sole discretion, to convert a sufficient number of shares of Series H Preferred Stock held by one or more of the holders thereof and without any action on the part of such holder, to cover any shortfall in the Conversion Amount. If the Company receives shares of Series H Preferred Stock in excess of the Conversion Amount, the Company shall convert the shares received on a pro-rata basis among the holders submitting their shares of Series H Preferred Stock based upon the number of Shares of Series H Preferred Stock held in the aggregated by each holder, PROVIDED any fractional shares of Series H Preferred Stock arising from such allocation shall be converted as a whole share of Series H Preferred Stock.

         (iii) AUTOMATIC CONVERSION UPON MERGER, CONSOLIDATION OR SHARE EXCHANGE. Notwithstanding any other provisions found in this designation, if a consolidation, merger of the Company with or into another company or entity occurs and the Company is not the surviving entity or the Company exchanges all of its outstanding voting securities for voting or other securities of another entity, the Series H Preferred Shares will immediately and automatically convert upon such event into that number of shares of Common Stock whose average Market Price for the ten trading days immediately preceding the date of consolidation, merger or share exchange is equivalent to $3,500,000, plus accumulated and unpaid dividends to the date of conversion.

    7. FRACTIONAL SHARES. Any fractional shares resulting from a conversion shall be rounded to the next highest whole share of Common Stock.

    8. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series H Preferred Stock, a number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series H Preferred Stock.


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    9.   REDEMPTION RIGHTS.  At any time prior to and including the two year anniversary date of the issuance of the Series H Preferred Stock, the Company shall have the right to redeem the outstanding shares of Series H Preferred Stock, in whole or in part, at a cash redemption price of $500 per share, plus accumulated and unpaid dividends to the date of redemption (the "Cash Redemption Price"); provided, however, that the Company shall not be entitled to redeem any shares of Series H Preferred Stock unless it has given the holder of such shares written notice of such redemption (the "Redemption Notice"). If the Company delivers a timely Redemption Notice, the Cash Redemption Price shall be paid to the holder of the shares to be redeemed within five business days of the surrender of the certificates representing the Series H Preferred Stock being redeemed.

    10. SECURITY. The holders of the Series H Preferred Stock shall be granted a security interest in the Company's one-half equity interest in United Metals-D.H. Griffin Recyclers, L.L.C. to secure the liquidation preference of the Series H Preferred and payment of the dividends payable upon the Series H Preferred.

    11. NOTICES. Any notice required by the provisions of this Certificate to be given to the holder of shares of the Series H Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at such holders address appearing on the books of the Company. All notices shall state the date of conversion or redemption, as the case may be.

    12. PAYMENT OF TAXES. The holder of the Series H Preferred Stock will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series H Preferred Stock.






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